June 6, 1996


Board of Directors
International Automated Systems, Inc.
512 South 860 East
American Fork, 84003

Gentlemen:

    Previously my firm was the independent certified public accountants for International Automated Systems, Inc. The most recent report issued by my firm was for the fiscal year ended
June 30, 1995. In May 1996 my appointment as principal accountants ended.

    You are advised that the termination was not because of any, resolved or unresolved, disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                             Vary truly yours,

                             /s/ Howard D. Sherwood  C.P.A.
                             H. Sherwood & Company